EXHIBIT 10.6
DATA PROCESSING SERVICES AGREEMENT
DATE: June 23, 2005
OFFICE ADDRESS:
JACK HENRY & ASSOCIATES, INC.
663 HIGHWAY 60 • P. 0. BOX 807
MONETT, MO 65708
NAME AND ADDRESS OF CLIENT:
Reliance Bank, FSB (In Organization)
6150 Diamond Centre Court, Suite 1002
Ft. Myers, FL 33912
JHA is in the business of providing data processing services throughout its trade area and the Client specified above is a financial institution that desires to secure such services from JHA. Client agrees to obtain from JHA, and JHA by its execution of this Agreement, agrees to furnish to Client, on the terms and conditions contained herein, the data processing services specified herein (“Services”).
In consideration of the premises and in further consideration of the performance of the terms and provisions herein, JHA and Client contract and agree as follows:
The services provided hereunder shall be subject to all Standard Terms and Conditions (Sections 1 to 21) set forth on pages 2 through 7 hereof, Exhibit A, Exhibit B (if applicable), the following C Exhibits (if any), and any other exhibits attached hereto, all of which are incorporated in and specifically made a part of this Agreement.

Attached C Exhibits:

The Standard Terms and Conditions shall apply in all events except where specifically superseded in Exhibits A or B or superseded as to individual items of Software in the attached C Exhibits (if any).

Description	One Time Fees	Monthly Fees
Total Charges Months 1-7	$5,707.00	$0.00
Months 8-Term		$5,032.00
IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the date first written above.

JHA:		CLIENT:
JACK HENRY & ASSOCIATES, INC.		Reliance Bank, FSB (In Organization)

By: Title:	/s/ Terry McMullen General Manager	By: Title:	/s/ Dale E. Oberkfell EVP
Date:	7/31/2005	Date:	7/25/05
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STANDARD TERMS AND CONDITIONS
(Data Processing Services Agreement)
1.	DESCRIPTION OF SERVICES

Client hereby contracts for and JHA hereby agrees to furnish, on the terms and conditions hereinafter set forth, the data processing services (“SERVICES”) enumerated on Exhibit “A” attached to and a part of this Agreement.

Client and JHA shall mutually proceed in good faith i) to promptly develop a detailed plan for the conversion of Client to the Services, and ii) to define a mutually acceptable schedule for the training of Client’s personnel with respect to the conversion to and implementation of the Services.

2.	TERM OF AGREEMENT

The original term of this agreement shall be for five (5) years with a commencement date of either the day of conversion to the new JHA system, or 240 days after the date of this Agreement, whichever occurs first. This Agreement shall be automatically extended for successive terms of one year from the expiration date of the original term. Either party may terminate the Agreement at the end of any contract term provided that written notice is given to the other party not less than 90 days prior to the end of any contract term. If proper notice is not given, the term will automatically be renewed for one year

If Client provides timely notice to JHA of its intention to terminate this Agreement, this Agreement shall terminate as provided herein. In the event of such termination, Client shall pay JHA all direct expenses incurred by JHA in turning over to Client all information maintained by JHA for Client. These expenses shall include, but shall not be limited to, charges for computer run time and programming requirements in accordance with JHA published rate schedules in effect at that time.

In the event that Client discontinues using JHA for processing prior to the end of any contract term, Client will be liable to JHA for a lump sum early termination fee to be calculated as the average monthly billing, exclusive of pass through costs including, but not limited to, data lines, postage, Federal Reserve charges, etc., for the past twelve months, multiplied by the number of months and any portion of a month remaining in the contract term.

If for any reason Client fails to convert to Services provided under this Agreement then Client shall be liable to JHA for an amount equal to 70% of the fees detailed on Exhibit A multiplied by the number of months in the original term of this Agreement.

In the event that any entity assumes the deposit liabilities of Client, such entity will automatically assume the obligations and liabilities of Client hereunder for the remaining contract term.

Upon receipt of notice of Client’s intention to deconvert from JHA’s service bureau, the agreement termination and deconversion fees listed above shall become immediately due and payable. Client shall pay these fees within thirty days after JHA has billed Client for them. JHA reserves the right to cease providing ALL Services to Client if any amount due to JHA under this Agreement or any other amount due JHA is not timely paid.

Subject to revision as provided for hereafter, the Schedule of Service Fees set forth on Exhibit A will remain in effect for the term of the Agreement. At the end of each twelve (12) month period during the term, JHA may increase any fee then in effect by such an amount as JHA determines to be appropriate; provided, however, that JHA may not at that time increase the service fees in effect by a percentage greater than the percentage increase in the “Consumer Price Index -Seasonally Adjusted US City Average for All Items for all Urban Consumers (1982-84 = 100)” published monthly in the “Monthly Labor Review” of the Bureau of Labor Statistics of the United States Department of Labor or, should that index cease to be published, the most comparable index published on a regular basis by the US Government since the later of the date of this Agreement or JHA’s latest fee revision. JHA will provide a ninety (90) day advance written notice to Client before such changed fees go into effect.

During the term of this Agreement, Client shall not engage any third party processor other than JHA to provide the Services and shall not perform the Services itself, provided that JHA agrees to provide Services for the geographic area and volume that Client requires.

3.	OWNERSHIP AND CONFIDENTIAL NATURE OF COMPUTER SOFTWARE AND MATERIAL

All data processing software, specifications, documentation (including manuals, routines, subroutines, or techniques, herein collectively called “Software”) and original ideas or formulae relating to data processing or other handling or treatment of data (herein collectively called “Ideas”), are and shall remain the sole, confidential, trade secret property of JHA. Client will not copy related materials or divulge the contents of said Software and Ideas to any third party without permission for such disclosure or use being granted in writing by JHA. However, neither Client’s auditors nor regulatory examiners shall be required to sign a confidentiality instrument with JHA in their examination of Client so long as said auditors and regulatory examiners do not copy or remove such documentation from Client’s location, and provided that Client will monitor such activities and will be responsible to JHA for any breach.

JHA represents and warrants that it owns, or possesses adequate licenses or other valid rights to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, service mark rights, and trade secrets in order to render the services to Client as contemplated herein. In the event that a third party should sue Client based upon the JHA Software then being used to provide Services to Client, JHA will indemnify Client for all actual and reasonable fees caused by such suit, provided JHA is notified promptly in writing, is given all information required for defending or settling any charge of patent or copyright infringement or suit resulting therefrom and that JHA shall have at its discretion the right to enter into the suit and direct the defense of the suit on Client’s behalf.

Client shall reimburse JHA for any prior agreed upon costs incurred by JHA in developing customized Software or modifications to Software to satisfy the requirements of Client or Client’s independent auditors, including the cost of the computer time to run said Software. During the term of this Agreement, JHA shall as necessary install the then most current copy of the Software and any program temporary fixes “PTFs”. As a result of these Software updates and PTFs it may be necessary for JHA
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to retrofit Client’s customized code, if any, in order to guarantee its compatibility with the then current version of the Software. Client shall reimburse JHA for such retrofitting of Client’s customized code at JHA’s then current rates for such Services. It is further agreed that such customized Software or modifications will remain the property of JHA and, as such, JHA has the right to use said Software or modifications in providing Services to other financial institutions.

All records transmitted to JHA by Client shall remain the property of the Client. JHA and Client each agree that all information communicated to it by the other, including the terms and conditions of this Agreement, whether before the effective date or during the term of this Agreement, shall be received in strict confidence, shall be used only for the purposes of this Agreement, and that no such information shall be disclosed by the recipient party, its agents or employees without prior written consent of the other party, unless such information is publicly available from other than a breach of this provision. Each party agrees to take all reasonable precautions to prevent the disclosure to outside parties of such information, including without limitation, the terms of this Agreement except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of JHA or Client, as the case may be.

4.	TRANSPORTATION OF DATA

In the event that Client desires that JHA provide Proof of Deposit Services, Image Capture Services, or MICR recognition Services, the following section shall apply regarding the transportation of the items to be so serviced.

The parties acknowledge that reliable transportation of Client’s input data and its processed work is necessary for JHA to perform in accordance with the Agreement. Accordingly, Client may either provide its own transportation of both the input data and processed work or it may elect to authorize JHA to contract for an authorized carrier to provide the transportation services and/or utilize JHA’s own or its agent’s vehicles to transport Client’s input data and processed work for a fee as shown in Exhibit “A”.

In the event Client elects to authorize JHA to provide the transportation services and JHA elects to contract for a carrier to provide the necessary transportation services, such services will be rendered under the terms and conditions of a contract between JHA and said carrier or courier which such contract shall be made a part hereof by reference. JHA reserves the right to change carrier or couriers from time to time during the term of this Agreement. Client has the right to obtain from JHA a copy of the contract which is in effect upon written request to JHA. Client agrees that it is a third party beneficiary of said contract and any other which JHA may elect to become a party to in the fulfillment of the terms of this Agreement. As such, it agrees to be bound by and subject to all terms and conditions of these courier contracts, including, but not by way of limitation, any limitation of liability provisions. It is the intent of the parties that JHA’s liability to Client or third parties for losses in transit, if any, shall be the same as the liability of the carrier to JHA under its Agreement.

In the event JHA elects to utilize its own or its agent’s vehicles to render the transportation services necessary for the performance of this Agreement, then the parties agree to be bound by a Compensation Schedule for such services, which shall be mutually agreed upon. Accordingly the same limitation of liability provisions as provided in standard courier contracts or such additional agreements as may be required by JHA to perform such courier services shall apply whether any claim is by JHA and/or Client against the authorized carrier or Client against JHA utilizing its own or its agent’s vehicles.

5.	EXAMINATION

The records maintained by JHA for Client shall be subject to examination by those Federal or State agencies having jurisdiction over Client to the same extent that such records would be subject to examination were they maintained and produced by Client on its own premises, and JHA is authorized to provide the representatives of such agencies access to such records. Reasonable expenses incurred by JHA on Client’s behalf during the course of such examination may, at JHA’s sole discretion, be charged to the Client. JHA will provide an itemized accounting of all such expenses.

The annual financial statements of JHA are currently available to Client and to its examiners from public sources, including the Securities and Exchange Commission’s public web site (www.sec.gov). If at any time such information is no longer publicly available, then JHA will provide copies of its most recent annual financial statements to Client upon request. JHA may charge to Client the reasonable expense of reproducing and mailing copies of requested financial statements.
REGULATORY COMPLIANCE
(a) Gramm-Leach-Bliley Act Compliance

JHA will not disclose, nor permit access to, the private information of Client or its consumers for any purposes other than those specifically required to fulfill JHA’s contractual obligations with Client. JHA will not sell the information regarding the Client’s consumers for any reason. In connection with providing services to Client, JHA will take all commercially reasonable steps to ensure the security and confidentiality of Client’s and its consumers’ information and to protect against anticipated threats and hazards to the security of such information. JHA will take all commercially reasonable steps to prevent unauthorized access to or use of such information that could result in substantial harm or inconvenience to Client or its consumers. In the event any court or regulatory agency seeks to compel disclosure of said information JHA will, if legally permissible, promptly notify Client of said attempt and will cooperate so that Client may at its expense seek to legally prevent this disclosure of information. JHA will upon request provide copies of applicable audit reports, summaries of test results and other equivalent evaluations with regard to security and confidentiality in connection with the Services JHA provides to that Client. JHA may charge a standardized fee to respond to such requests.

JHA has published its GLBA compliance commitment to all of its financial institution customers in its “Policy on Privacy of Consumer Financial Information”, and to the extent that additional commitments are reflected in future published versions of said policy, the same shall be incorporated herein without further actions by the parties.

If a breach of security results in an unauthorized intrusion into JHA systems which directly and materially affects Client or its consumers, JHA will within a reasonable time report on the intrusion to Client and will
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subsequently report the corrective action taken in response.

(b) Router Control and Security

To facilitate data processing services provided by JHA to Client and to secure related telecommunications, Client grants to JHA full and exclusive rights to remotely control those computer and telecommunications routers associated with the data processing services, even though owned by Client and located in Client’s facilities. Such controls include, but are not limited to configuration, testing, implementation, logical security, modification and troubleshooting.

During the term of the Data Processing Services Agreement, JHA assumes responsibility for such controls. All controls will be returned to Client upon termination of the Data Processing Services Agreement.

Client will be responsible for maintaining control over the physical security and operating environment of the router, including placement of the router where physical access is limited to authorized persons only, and ensuring that adequate cooling and protection from the elements, as defined in the router’s operating specifications, is provided. Additionally, each router should have the following statement posted in close proximity and clear view: “UNAUTHORIZED ACCESS TO THIS NETWORK DEVICE IS PROHIBITED. You must have explicit permission to access or configure this device. All activities performed on this device may be logged, and violations of this policy may result in disciplinary action, and may be reported to law enforcement.”

7.	JHA AND CLIENT RESPONSIBILITIES

During the term of this Agreement, JHA covenants to furnish and maintain, on its premises and at its cost, all of the equipment which it deems necessary to perform the Data Processing Services. JHA retains the right to move the equipment to any other location provided that such change will not materially alter the Services JHA provides to Client as specified in this Agreement. During the term of this Agreement, Client covenants to furnish and maintain, on its premises and at its cost, all of the equipment and materials specified by JHA as being necessary for Client to receive, transmit and otherwise utilize the data processing Services specified in Exhibit “A”. If Client receives item processing services from JHA under this Agreement Client agrees to adequately photocopy or otherwise image all items prior to delivering them to JHA or any courier. Client shall also notify JHA of the anticipated commencement of on-line Services through new or additional terminals or the opening of new branches at least thirty (30) days in advance of the commencement of such Services so as to enable JHA to arrange for necessary communication lines and with the understanding that the scheduled implementation date of such new on-line support may be dependent on the delivery schedules of third party vendors. Client agrees to reimburse JHA when billed for charges, or Client’s portion of charges pro-rated among those Clients served, for communication lines or devices or installation of communication lines or devices arranged and paid for by JHA on behalf of Client. Any equipment leased by JHA to Client shall be maintained in accordance with the provisions of a separate lease agreement.

If the installation requires JHA to have access to another vendor’s Software being used by Client, Client will obtain any required permission for JHA’s access; and Client will pay any charges or fees imposed by such vendor. In this connection JHA will agree to treat said vendor’s software as confidential and proprietary to such vendor.

8.	RESPONSIBILITY FOR DATA

JHA will use reasonable care in the processing of the accounts for Client and reports to Client. Client agrees to promptly check and verify all of the reports received from JHA to ascertain that all data has been processed and reported correctly, and to report any discrepancies to JHA not later than three (3) business days following receipt of such reports. Business days will be defined to be Monday through Friday, from 8:00 A.M. to 5:00 P.M. EST. Failure to report any discrepancies within the time prescribed in the previous sentences shall constitute a conclusive presumption that such reports are correct and accurate.

JHA will provide safeguards determined at its discretion to ensure protection against destruction of records and Software by fire or other disasters, loss of data in transit or machine or human error, or unauthorized manipulation of data or reports insofar as can reasonably be expected using then current techniques and/or then current accepted business practices for storage and transfer of magnetic media.

9.	DISASTER RECOVERY AND BACKUP OF DATA

JHA maintains a disaster recovery plan with off-site data files and communications facilities for the re-establishment of Services in the event of a disaster at JHA and agrees to make such backup processing capability available to Client in the event of a major disaster or significant equipment failure at JHA’s data center. JHA shall test the plan in a commercially reasonable manner on an annual basis. The results of this testing will be documented and made available for examination by Client or its independent auditors upon the request of Client. This documentation and the JHA Disaster Recovery Plan will also be available for review by all Federal and state regulatory agencies having jurisdiction over Client. All files and data pertaining to Client will be backed up daily and backup files will be available for restoration for a minimum of 30 days.

JHA shall not be liable for disasters or delays or failures in the performance or completion of any services under this Agreement beyond its reasonable control including, but not limited to, acts of civil or military authority, riots, epidemics, war, governmental regulations, strikes, lockouts, labor difficulties, fire, hurricanes, flood, insurrection, catastrophes, failures of transportation, communications or power supply, unavoidable mechanical difficulty with its computer equipment, acts of God, or other causes beyond its control or due to third parties.

10.	INSURANCE

JHA will maintain for its own protection such commercial general liability, fidelity bond, errors and omissions insurance coverage as it deems appropriate in relation to its data processing and other operations. Upon Client’s request, JHA will provide copies of its certificate(s) of liability insurance coverage.

11.	WARRANTIES, EXCLUSIVE REMEDIES AND LIMITATION OF LIABILITY

JHA shall have no duties or responsibilities except those expressly set forth in this Agreement. The liability of JHA for any and all damages and actual loss caused by JHA under this Agreement shall not exceed an aggregate total greater than the fees paid by Client under this Agreement
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to JHA during the previous twelve months, less the various expenses and pass through costs defined on Exhibit A. Client shall provide JHA with all documentation necessary to demonstrate any claimed loss by Client. JHA shall not be liable for any loss which is settled or compromised by Client without prior written consent of JHA. At the request of JHA, Client shall transfer and assign to JHA all rights and remedies of Client with respect to any claim which is ultimately paid by JHA.

The warranties contained herein shall be divided into the following categories:
Equipment:
JHA shall use its own Software and current equipment such as is indicated by JHA’s specific needs and Industry standards. All equipment shall be maintained in a reasonable fashion which shall be compliant with industry standards. JHA shall not be liable to Client or to any third party, including, but not limited to, customers of Client, for errors resulting from defects or malfunctions of the mechanical or electronic equipment used in performing its Services hereunder.
Processing:
JHA warrants to provide the Services under this Agreement in a competent manner consistent with industry standards. In the event that the Services provided by JHA shall fail to meet the foregoing standard, JHA shall diligently and in good faith attempt to correct the Services without additional cost to Client. During the period that JHA is so correcting its Services, Client shall not expect JHA to provide any Services without compensation. If within a reasonable time JHA is unable to correct the Services, Client shall be entitled to an equitable reduction in fees paid to JHA for the defective Services. The remedies herein contained are exclusive.
ATM Services:
JHA shall not be liable to Client or to any third party, including, but not limited to, customers of Client, for any loss, damage, cost or expense arising from the use of any lost or stolen ATM cards; failure or delay in making a requested transfer; erroneous transfers; liability by reason of insufficiency of funds in any account; unauthorized transfers; and failure to comply with state or federal laws, rules or regulations.
JHA shall not be liable or responsible to Client or to any third party, including, but not limited to, customers of Client, for any consequential, special, indirect, or incidental damages, even if JHA has been advised of the possibility of such damages. Any liability of JHA to Client resulting from failure to comply with the terms of this Agreement wherein JHA shall become legally obligated to pay for damages resulting from any claim arising from this Agreement shall be limited to the actual damages suffered by Client and under no circumstances shall the total aggregate liability of JHA under this Agreement exceed the fees paid by Client to JHA during the previous twelve months of this Agreement less the various expenses and pass through costs defined on Exhibit A. The forgoing warranties set forth in this Agreement are in lieu of all other warranties, express or implied, whether of merchantability, fitness or otherwise.

12.	COMPLIANCE

JHA warrants that unmodified Software will operate in accordance with the then current electronic documentation provided by JHA and that said Software is in compliance with national and state banking laws and regulations as of the date of this Agreement. The unmodified Software will be revised, at no additional charge to Client, to be in compliance with changes in Federal or State banking laws, within a reasonable time after Client gives JHA written notice of such change.

13.	PERFORMANCE STANDARDS
(A)	On-line Availability — JHA’s standard of performance shall be on-line availability of the system (exclusive of telecommunications and terminals) ninety-eight percent (98%) of the time that it is scheduled to be available over a three (3) month period (the “Measurement Period”). Actual on-line performance will be calculated monthly by comparing the number of hours that the system was scheduled to be operational on an on-line basis exclusive of preventive maintenance and scheduled maintenance, with the number of hours, or a portion thereof, it was actually operational on an on-line basis. Hours of on-line operation are specified in Section 20. ‘Timeframes for Receipt and Delivery of Work’. JHA shall report on all downtime, however downtime caused by Force Majeure events will not be considered in the statistics for purposes of Service Fee Credits and Bonuses.

(B)	Report Availability — JHA’s standard of performance for report availability shall be that, over the Measurement Period, ninety-five percent (95%) of all Critical Daily Reports shall be available for remote printing on time without significant errors. A Critical Daily Report shall mean priority group reports that JHA and Client mutually agree in writing are necessary to properly account for the previous day’s activity and properly notify Client of overdraft, NSF, or return items. These Critical Reports shall be listed on a schedule attached to the final conversion plan. A significant error is one that impairs Client’s ability to properly account for the previous day’s activity and/or properly account for overdraft, NSF, or return items. Actual performance will be calculated monthly by comparing the total number of Client reports scheduled to be available from JHA to the number of reports that were available on time and without error. JHA agrees to provide Client with timely reports for all critical performance standards specified in this subsection 13(B).

(C)	Response Time — JHA’s standard of performance for response time shall be the average total time for the receipt of a response at the Client workstation following the entry of the last required data element by Client. Within sixty (60) days of the implementation of this contract, JHA and Client will develop and implement a test script consisting of a variety of inquiry transactions to determine the average response time of the software at a workstation level. If the tested response time is greater than five (5) seconds on average, JHA will take steps to remedy the problem following written notification by Client. However, if the slow response time is not solely the fault of JHA, Client agrees to change various aspects of Client’s hardware and/or telecommunications configuration, provided that JHA reasonably believes that such are the cause of the slowed response time.

(D)	ATM Authorizations — JHA will maintain availability of its switch for transaction authorization ninety-eight
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percent (98%) of the time during the Measurement Period.

(E)	Problem Resolution — JHA will use commercially reasonable efforts to resolve at least eighty percent (80%) of all problems reported to JHA within twenty- four (24) hours from the time the problem is first reported to JHA. JHA and Client agree to cooperate fully in promptly reporting and analyzing the reasons for failure, if any, to meet the goals and objectives of this Agreement. JHA agrees to assist Client in dealing with any third party that may be responsible, and further agrees to make appropriate recommendations to Client for correcting such failures, without regard for whether or not the failure was attributable to JHA. JHA will present to Client a written plan for corrective action regarding those failures directly under JHA’s control.

(F)	Item Processing Performance Review — If JHA performs Item Processing for Client, Client shall notify JHA of any performance issues/problems and JHA shall immediately begin to address same, provided however that JHA shall have ninety (90) days to correct any problems. The three main problem areas in item processing are outlined below with the goals that JHA will attempt to meet:
1)	Proof Encoding Errors — Client will prepare and present proof work in accordance with JHA’s standards and work preparation guidelines. Provided Client has fully followed said standards and guidelines, JHA shall establish a goal of having an error rate of not more than one error per every 2,500 items encoded. JHA shall report to the Client monthly the volumes of items encoded and the errors that were identified during that month,

2)	Cash Letter Deadlines — JHA shall make every effort to meet cash letter deadlines for all pre- encoded (qualified) work received two (2) hours prior to that deadline, four (4) hours for non- encoded work. JHA will attempt to meet deadlines for all items received after the two hour/four hour deadline, but makes no guarantees. The bank shall be notified each morning of any amounts that did not make the deadlines from the previous night.

3)	Statement Preparation — JHA shall prepare statements and have them ready to mail within three (3) business days of the statement cycle date. All cripple statements will receive an additional two (2) days to locate the item or items that are missing and mail the statement. If the missing item can not be located, an image will be printed and inserted in the statement.
(G)	Service Fee Credits and Bonuses — In the event JHA’s standard of performance falls below the prescribed level of performance for critical performance standards (Sub-sections A, B, C, and F above) over the prescribed Measurement Period, JHA shall promptly credit against Client’s next invoice for Services three percent (3%) of the fee for the applicable service until such time as the performance levels exceed the minimum level of performance. If any cash letters are delivered late to clearing houses due solely to problems that are the responsibility of JHA, JHA will credit Client’s monthly processing invoice for the appropriate interest amount based on the current Fed Funds rate.

In the event JHA’s standard of performance exceeds the prescribed level of performance for all critical performance standards (Sub-sections A, B, C, and F above) during each month, JHA will receive a credit of 1% of the fee for the applicable service to be used against future performance shortfalls as described in the preceding paragraph.
14.	BILLING AND PAYMENT FOR SERVICES

Client agrees to accept the Services and equipment described in this Agreement and in the attached Exhibit “A” and Exhibit “B”(If applicable) and to pay JHA all amounts due hereunder in accordance with such Exhibits. Following the end of each billing period, JHA shall bill Client for all amounts due JHA hereunder for such billing period (including, but not limited to, all standard repetitive charges, all charges for additional requested Services, and other charges incurred by the Client whether contemplated by this Agreement or agreed to by independent written contract or verbal contract or otherwise requested). JHA’s billing terms are payable net 30 days from the date of invoice. Client will pay JHA 1.5% interest per month (18% annually), plus all attorney fees and expenses actually incurred by JHA in collecting any delinquent or past due fees, payments or reimbursements of any kind due JHA by Client. JHA reserves the right to halt the delivery of any Software, equipment or services if Client is delinquent in the payment of any amounts due JHA, except where such amounts are, in the good faith judgment of JHA, legitimately in dispute.

15.	MAGNETIC INK CHARACTER RECOGNITION

JHA requires that the magnetic ink character recognition (MICR) line printed on certain Client input documents conform to standards acceptable to JHA. JHA shall not be liable for failure of its equipment to read Client’s input documents, nor for any subsequent errors in transmission of data or printed listing if the MICR specifications are not adhered to. Items returned in error or processed in error due to the inability of JHA equipment to read unacceptable MICR of any of Client’s input documents shall be the sole liability of Client. Upon request, JHA will furnish Client with detailed specifications for acceptable MICR standards.

16.	SEVERABILITY

If any provision of this Agreement or the application of any provision to either party or third person should be held invalid by a court of law, the remainder of this Agreement or the application of such provision to the parties or third parties other than those to which it is held invalid, shall not be affected thereby and shall remain in full force and effect.

17.	ENTIRE AGREEMENT

This Agreement, including all attached exhibits constitutes the sole and entire Agreement between JHA and Client pertaining to the provision of subject Data Processing Services and supersedes all prior agreements and understandings of the parties in connection therewith.

JHA makes no representations or warranties, expressed or implied, by operation of law or otherwise, except those expressly stated herein. This Agreement shall not be modified, amended, rescinded or waived in whole or in part except by a duly executed written document signed by the parties.
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This Agreement and the exhibits and schedules attached hereto shall be governed by the laws of the State of Missouri, and the rules and regulations of the appropriate financial institution regulatory agencies. The parties hereto bind themselves and their successors and assigns to the faithful observance and performance of this Agreement and the terms and conditions hereof; provided that the Client shall not assign its rights hereunder without the prior written consent of JHA.

18.	NOTICE

Any notices under this Agreement shall be written and shall be deemed delivered when actually received, or five days after they are deposited with the United States Postal Service, certified mail return receipt requested, or with a recognized national courier service with return receipt requested, when addressed to the other party at its above address, which may be changed by written notice.

19.	AUDIT RESPONSIBILITY

JHA shall cause to be performed, on an annual basis, a third party operational review of its data processing centers. A copy of the most recently completed audit for Client’s servicing center will be made available upon written request to the manager of the center. JHA shall, upon request, schedule a mutually convenient time whereby Client audit representatives may visit the processing center for further audit needs. Reasonable expenses incurred by JHA on the Client’s behalf during the course of such examination may, at JHA’s sole discretion, be charged to Client by JHA with itemized accounting of such expenses.

Client shall review on a daily basis any audit, maintenance and exception reports available from JHA.

20.	TIME FRAMES FOR RECEIPT AND DELIVERY OF WORK

JHA shall make available the following:
•	Access to on-line files between 7:00 A.M. and 7:00 P.M. daily.

•	Access to print spool files for initiating of report printing at Client location between 6:00 A.M. and 7:00 P.M. daily.
Additional access to on-line and print files may be made available upon request by Client.

Client shall make data available to JHA for daily processing as follows:
•	Maintenance transactions for new and existing Client customers by 7:00 P.M.

•	MICR data file transmissions for items processed and captured by Client or a third party processor by 7:00 PM. Later availability times may be made available on written request by Client for exception conditions. Late delivery of these items will result in the assessment of additional fees by JHA.
JHA recognizes that availability of certain data required for processing of Client’s work (such as ATM and ACH transactions) may not be under Client’s direct control. JHA will make reasonable efforts to accommodate the processing time frames of these other providers.

For Clients utilizing backroom check processing services of JHA, a courier pickup and delivery schedule will be developed prior to implementation to allow for adequate check clearing time frames.

21.	NOTIFICATION OF CHANGES

JHA shall notify Client in advance of any changes that would affect Client procedures, system access or functionality, reports, or processing time frames.
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ADDENDUM TO: DATA PROCESSING SERVICES AGREEMENT

OFFICE ADDRESS:	DATE: November 15, 2005
JACK HENRY & ASSOCIATES, INC.
663 HIGHWAY 60 • P. O. BOX 807
MONETT, MO 65708
NAME AND ADDRESS OF CLIENT:
Reliance Bank (In Organization)
6150 Diamond Centre Court, Suite 1102
Ft. Myers, FL 33912
WHEREAS, Jack Henry & Associates, Inc., (JHA) and the undersigned CLIENT entered into a Data Processing Services Agreement; and
WHEREAS, Client requests JHA to furnish the following additional services:

Description	One Time Fees	Monthly Fees
OutLink Item Processing per attached Exhibit	$7,500.00	$900.00
1. JHA will furnish said Additional Services to Client which will be installed on JHA’s IBM computer.
2. Said Agreement is adopted, ratified and incorporated herein by reference by JHA and Client, and shall govern the furnishing and use of said Additional Services.
3. Client guarantees payment of all the above fees to JHA, together with reimbursement of sales/use taxes (if any), and all JHA actual out-of-pocket expenses including, but not limited to travel, lodging, meals, telephone, postage, and shipping costs. The Monthly and One Time Fees for Additional Services start when Additional Services are installed. The initial Monthly Fee will be prorated from the start date through the end of the month of installation.
4. This Addendum and said Agreement shall be governed by the laws of Missouri, and contain the entire agreement between the parties with respect to the transactions contained herein, and they may be modified or changed only by a written instrument signed by all parties hereto. This Addendum term shall be coterminous with said Agreement.
5. If there is any conflict between the terms of said Agreement and this Addendum, this Addendum shall prevail.
6. Client covenants to JHA as follows:
a. Said Additional Services will be used only to process Client’s own data, and for no other use or purpose. If Client receives item processing services from JHA under the Agreement Client agrees to adequately photocopy or otherwise image all items prior to delivering them to JHA or any courier.
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b. Client has and will treat all intellectual property, software and documentation of JHA and provided for in said Agreement and this Addendum, with absolute confidentiality.
IN WITNESS WHEREOF, the parties thereto cause this Addendum to be duly executed and effective as of the date first above written.

JHA:		CLIENT:
JACK HENRY & ASSOCIATES, INC.		Reliance Bank (In Organization)

By:	/s/ Terry McMullen	By:	/s/ Dale E. Oberkfell

Print/Type Name Terry McMullen		Print/Type Name Dale E. Oberkfell
Title General Manager		Title: EVP
Date: 11/29/2005		Date: 11/23/05
ABA# 999933901
Dan Tipton 00001733/NK/AO
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ADDENDUM TO: DATA PROCESSING SERVICES AGREEMENT (Check 21)

OFFICE ADDRESS:	DATE: November 15, 2005
JACK HENRY & ASSOCIATES, INC.
663 HIGHWAY 60 • P. O. BOX 807
MONETT, MO 65708
NAME AND ADDRESS OF CLIENT:
Reliance Bank (In Organization)
6150 Diamond Centre Court, Suite 1102
Ft. Myers, FL 33912
WHEREAS, Jack Henry & Associates, Inc., (JHA) and the undersigned CLIENT entered into a Data Processing Services Agreement (‘Agreement’); and
WHEREAS, JHA will furnish said Additional Services to Client which will be installed on JHA’s Service Bureau computer for Client’s use; and
WHEREAS, said Agreement is adopted, ratified and incorporated herein by reference by JHA and Client, and shall govern the furnishing and use of said Additional Services, however, in regard to the Additional Services the terms and conditions contained in this Addendum shall apply and shall prevail over any conflicting or contradictory terms in the Agreement; and
WHEREAS, Client has executed JHA’s Check 21 Exchange Services Agreement and shall continue its receipt of services under said agreement throughout the term of this Addendum; and
WHEREAS, Client requests JHA to furnish the following Additional Services:

QTY	Description	One Time Fee	Monthly Fee
1	JHA Check21 Cashletter	$1,000.00	$250.00
1	JHA Check21 Exception Processing	2,500.00	250.00
	Total	$3,500.00	$500.00
IN WITNESS WHEREOF, the parties thereto cause this Addendum to be duly executed and effective as of the date first above written.

JHA:		CLIENT:
JACK HENRY & ASSOCIATES, INC.		Reliance Bank (In Organization)

By:	/s/ Terry McMullen	By:	/s/ Dale E. Oberkfell

Print/Type Name Terry McMullen		Print/Type Name Dale E. Oberkfell
Title: General Manager		Title: EVP
Date: 11/29/2005		Date: 11/23/05
ABA# 999933901
Dan Tipton 00001733/NK/AO
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TERMS AND CONDITIONS
1. Definitions.
     In addition to other terms defined elsewhere in this Addendum, the following terms shall have the following meanings when used in this Addendum, unless the context clearly requires otherwise:
     a) “Products”: mean the Processing Services, computer software programs, Documentation, JHA-supported files and databases utilized by JHA, Additional Products (as defined below), and any modifications, revisions, enhancements, or updates to any of the foregoing.
     b) “Documentation”: means the documentation for JHA Processing Services provided to Client, as amended from time-to-time.
     c) “Check 21”: Check Truncation Act for the 21st Century. This is the legislation signed into law on October 29, 2003 that defines a Substitute Check (SC) as legal tender in place of an original check.
     d) “CheckClear LLC”: Parent company that has developed the Endpoint Exchange clearing network and related products.
     e) Endpoint Exchange (EE): Product name for software and clearing network created by CheckClear LLC. EE provides the software and services that enable the clearing of images through NCHA, along with settlement services.
     f) NCHA: The National Clearinghouse Association. A nationwide check clearinghouse that was organized to effect, assist, promote, supervise and regulate the daily and other exchanges and settlements among its members of checks and other items.
     g) NCHA Member: A national member of NCHA operating under the National Rules as published by NCHA.
     h) National Consolidator: A National Consolidator is a member of NCHA that has elected to form a mini-clearing house within NCHA
     i) Image Clearing: The practice of exchanging files containing check images between financial institutions for settling funds in place of actually exchanging paper checks between financial institutions for settling funds.
     j) Deposited Item: Individual check images deposited into a financial institution that is sent to EE for image clearing.
     k) Inclearings: Those items presented to NCHA for settlement, either through a member or National Consolidator that are drawn on another member of NCHA. Items would be considered “inclearings” to the “drawn-on” member.
     l) Substitute Check or Legally Equivalent Substitute Check: This is an item that was converted into an image, but had to be re-converted back into a piece of paper.
     m) In District: Location of origin of a deposited item. An item is considered “In District” if it was originated within the same Federal Reserve District as the institution in which it was deposited.
     n) Out of District: Location of origin of a deposited item.
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An item is considered “Out of District” if it was originated within a different Federal Reserve District than the institution in which it was deposited.
     o) On-We: A designation for items drawn on any institution within that particular National Consolidator’s membership.
     p) Check 21 Exchange: A mini-clearing house established within NCHA by Jack Henry. As a mini-clearinghouse, items are settled and exchanged within a separate server and software application prior to being forwarded to NCHA for settlement.
     q) Check 21 Cash Letter: Software module developed by Jack Henry to interface with EE for Image Clearing through NCHA. The Check 21 Cash Letter (21CL) module would provide interface and communications between EE, check image software (JHA and non-JHA) and the JHA core solutions.
     r) EPM/SC Module Software: module developed by Jack Henry to provide Exception Processing capabilities with respect to CHECK 21. Types of capabilities would be the creation and printing of SCs and the reconciliation functions required to process returned items and posting functions between the item processing software and the core deposit system.
     s) “Additional Services”: means the computer data processing services provided by JHA to Client in accordance with this Addendum and may include terminal driving, electronic authorization, links to Networks, transaction switching, and other support services described in Exhibit A attached hereto.
2. JHA’s Reliance on Client’s Instructions.
     In general, JHA will expect to receive any necessary instructions, information or data from Client. However, it is contemplated that data, information or certain instructions from time to time may be transmitted directly to JHA by third parties on behalf of Client. JHA agrees to respond to such data, information and instructions from third parties when it is customary for such to be provided in that manner. JHA shall be entitled to reasonably rely upon any data, information or instructions provided hereunder.
3. Client Duties and Responsibilities.
     a) Third Party Products and Processing Services.
     (i) In order to receive the Processing Services under this Addendum Client will be required to sign an agreement with the NCHA to become an NCHA Member. Client agrees to comply with the terms of all applicable NCHA and EE Client (or its successors) agreements, all applicable rules and regulations, and to pay any fees imposed by any necessary third party service providers with respect to Client. Client shall indemnify, defend and hold JHA harmless from any fees, costs, liability or obligation to the third party service provider arising out of any such agreement or otherwise, unless JHA has specifically assumed such fees, costs, liabilities or obligations hereunder, and notwithstanding any provision of any such “processor” or other agreement signed by JHA. It is understood and agreed that any sponsorship for Client under this Addendum shall be coterminous with this Addendum; provided, however, that both parties shall comply with any applicable operating rules and regulations and all applicable laws after any termination of any sponsorship provided for pursuant to this Addendum.
     (ii) Changes to the Processing Services. If any necessary third party service provider mandates changes to the Processing Services, or changes are required to or because of the Check 21 law or Its interpretation as used for the Processing Services, then this Addendum shall be amended to incorporate said changes.
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     b) Cooperation. The obligations of JHA under this Addendum are subject to and conditioned upon the cooperation and timely performance by Client of its obligations, including but not limited to compliance by Client with any requirements contained in the Documentation.
     c) Financial Obligations. Client will maintain account(s) within their own institution or with such financial institutions as may be required for sponsorship and to maintain such balances as may be required for settlement of transaction activity, authorized adjustments or any other financial obligations arising under the Processing Services.
     d) Client is responsible for reviewing its monthly billing for Services provided by JHA. In the event that Client does not report any discrepancy with said billing or challenge any charges in writing on any bill within ninety days of the bills presentation to Client then Client shall be deemed to have waived any correction of such non reported and/or non challenged errors and JHA shall have no further obligations relating to said billing.
     e) Client is responsible for making true and accurate copies of the items to be processed under this Agreement prior to providing said items to JHA for Services related to said items. Client shall be required to maintain said copies of the items to be processed in an industry standard format for the duration of time mandated by law and uniform banking practice.
4. Payment.
     In accordance with the terms described in this Addendum Client agrees to pay upon presentation by JHA of an electronic funds transfer debit for such amount, the then applicable charges for the additional Services covered thereby. Unless specified otherwise, all amounts are due when the Processing Services have been completed. JHA shall provide an invoice to the Client for review prior to initiation of the electronic funds transfer debit. Set-up fees and annual fees will be invoiced and are payable in advance. Amounts outstanding after the due date are subject to an interest charge to date of payment of the lesser of 18% per annum or the highest legally allowable rate. In addition to fee increases due to increases in necessary third party services or other associated transaction fees, JHA may adjust its fees annually, upon at least sixty (60) days written notice; provided no such increase, except with respect to rates for professional services, shall exceed 10%. Notwithstanding the foregoing, unless otherwise specified in Exhibit A, JHA reserves the unrestricted right to charge Client the amount of any increases in third party telecommunications charges (plus any JHA’s service charge), Network pass-through fees or other such expenses incurred on behalf of Client by JHA. Additionally JHA reserves the right to immediately terminate Processing Services under this Addendum and to terminate this Addendum if any amount due hereunder shall not be paid via ACH within (5) five days of its original ACH transfer attempt or if any ACH payment due under this Addendum is reversed without written notice to JHA of said reversal and JHA’s written acceptance of said reversal.
5. Changes to Processing Services.
     JHA reserves the right to modify the Processing Services provided during the term of this Addendum. In the event of a modification that materially degrades the quality or performance of the Processing Services to Client, and said degradation has not been corrected by JHA within ninety (90) days of written notice to JHA of said degradation, Client may cancel the Addendum within thirty (30) days of the receipt of updated Documentation describing the modification, without penalty, effective sixty (60) days after receipt by JHA of written notice of termination from Client.
     JHA and Client will, subsequent to the execution of this Addendum, enter into a separate written agreement which will determine the applicable schedule for the delivery of Services to be performed under this Addendum.
6. Warranties.
     Client’s Remedies and Limitation of Liability. JHA and Client acknowledge that circumstances could arise entitling Client to damages or rescission arising from performance by JHA of its obligations hereunder or a failure by JHA to perform its obligations and have agreed in all such circumstances that Client’s remedies and JHA’s liabilities will be limited to those set forth in this Addendum.
     Client shall provide JHA with all documentation necessary to prove any claimed
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loss by Client. JHA shall not be liable for any loss which is settled or compromised by Client without prior written consent of JHA. At the request of JHA, Client shall transfer and assign to JHA all rights and remedies of Client with respect to any claim which is ultimately paid by JHA.
     The warranties contained herein shall be divided into the following categories:
Equipment:

JHA shall use software and current equipment such as is indicated by JHA’s specific needs and Industry standards. All equipment shall be maintained in a reasonable fashion which shall be compliant with industry standards. Except for errors caused by a material breach of the Equipment warranty JHA shall not be liable to Client or to any third party, including, but not limited to, customers of Client, for errors resulting from defects or malfunctions of the mechanical or electronic equipment used in performing its Processing Services hereunder.

Processing:

JHA warrants to provide the Processing Services under this Addendum in a competent manner consistent with industry standards. In the event that the Processing Services provided by JHA shall fail to meet the foregoing standard JHA shall diligently and in good faith attempt to correct the Processing Services without additional cost to Client. If within a reasonable time JHA is unable to correct the Processing Services, Client shall be entitled to an equitable reduction in fees paid to JHA for the defective Processing Services. Client shall not expect JHA to provide any conforming Processing Services without compensation. The remedies herein in regard to price reductions are exclusive.
     JHA shall not be liable for delays or failures in the performance or completion of any of its obligations under or with respect to this Addendum beyond its reasonable control including, but not limited to, delays caused in whole or in part by acts of civil or military authority, riots, epidemics, war, governmental regulations, fire, hurricanes, flood, insurrection, catastrophes, failures of transportation, communications or power supply, unavoidable mechanical difficulty with its computer equipment, acts of God, or other causes beyond its control or due to third parties.
     JHA shall not be liable or responsible to Client or to any third party, including, but not limited to, customers of Client, for any consequential, special, indirect, or incidental damages, even if JHA has been advised of the possibility of such damages. Any liability of JHA to Client resulting from failure to comply with the terms of this Addendum wherein JHA shall become legally obligated to pay for damages resulting from any claim arising from this Addendum shall be limited to the actual damages suffered by Client and under no circumstances shall the total aggregate liability of JHA under this Addendum exceed the lesser of either i)the fees paid by Client to JHA during the previous twelve months of this Addendum less the various expenses and pass through costs defined on Exhibit A; or ii) $10,000.00 during the term of the Addendum.
     IN NO EVENT SHALL JHA BE RESPONSIBLE OR LIABLE FOR ANY LOSS OF PROFITS, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR INDIRECT DAMAGES OF ANY KIND OR NATURE. JHA WILL NOT AS A PART THIS AGREEMENT PRINT ANY SUBSTITUTE CHECKS. IF CLIENT PRINTS ANY SUBSTITUTE CHECK(S) THEN CLIENT SHALL BE WHOLLY LIABLE FOR ALL CHECK 21 WARRANITES AND APPLICABLE IMDEMNIFICATIONS ASSOCIATED WITH SAID PRINTED SUBSTITUTE CHECK(S). ADDITIONALLY JHA SHALL NOT BE LIABLE FOR THE DUPLICATIVE PRESENTMENT WARRANTY OR ANY SUBSITUTE CHECK INDEMNITY AS THEY MAY ARISE UNDER CHECK 21. JHA SHALL ONLY BE RESPONSIBLE FOR THE LEGAL EQUIVALENCE WARRANTY UNDER THIS AGREEMENT IF JHA IS THE PARTY WHO DOES THE INTIAL CONVERSION OF CLIENT’S ITEMS TO A SUBSTITUTE CHECK AND IN NO EVENT SHALL JHA BE LIABLE FOR ANY SUBSEQUENT DEGRADATION TO SAID SUBSTITUTE CHECK WHICH MAY OCCUR DUE TO THE HANDLING OF ANY THIRD PARTY. THE FOREGOING WARRANTIES SET FORTH IN THIS ADDENDUM ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, FITNESS OR OTHERWISE.
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     The forgoing warranties set forth in this Addendum are in lieu of all other warranties, express or implied, whether of merchantability, fitness or otherwise. Client agrees that JHA shall have no duty of indemnity or contribution for a third party claim arising from the use of the Products or JHA’s performance or non-performance of any Processing Services hereunder.
     Client acknowledges and agrees that the damage and liability limitations set forth in this Section 6 are reasonable in light of all present and reasonably foreseeable events and the possible amount of actual damages to Client. The limitations set forth in this Section 6 will survive termination of this Addendum notwithstanding Client election to rescind or otherwise be discharged from this Addendum.
7. Third Party Providers and Subcontracting.
     Client understands and agrees that JHA will use third party products and services in connection with providing the Services. Some providers may from time to time have certain additional terms and service levels which may impact Client JHA shall use its best efforts to provide Client 30 days prior notice of any changes in third party terms and Client may terminate this Addendum if any such changes substantially and negatively impact Client. Notice of any such termination must be given in writing to JHA within 20 days after receipt of the notice of change in third party terms and such notice shall set forth in detail the negative impact to Client.
8. Infrastructure.
     In order to receive these Services Client shall be required to utilize software licensed from JHA which is associated with the Services and Client shall receive the Services via a virtual private network (VPN) which JHA shall establish for Client under this Addendum.
9. Merchant Interaction.
     Client shall have sole and exclusive responsibility for sales and marketing services to merchants including but not limited to arranging for hardware shipment, delivery, installation, proposing rollout schedules to JHA for JHA’s approval, ensuring compliance by merchants with applicable rules and regulations, handling of all adjustments and chargebacks, JHA does not as a result of this Addendum agree to undertake any direct relationship or privity with any merchant or third party. In the event that Client requests that JHA interact directly with any such merchant behind Client to an extent beyond JHA’s provision of the Processing Services hereunder, Client shall compensate JHA for such interaction on a time and materials basis.
10. Equipment Return.
     Any equipment provided by JHA and placed at the Client’s site during the term of this Addendum must be returned at termination of this Addendum at the expense of Client. Client will pay to JHA an amount equal to the fair market value of any equipment not returned to JHA within thirty (30) days after termination. Equipment may include, but is not limited to: ATM modems, JHA’s workstations and other telecommunications equipment. If Client changes the Processing Services provided to Client under this Addendum and said change results in Equipment, communications systems and lines which will no longer be needed, the Client shall bear all fees associated with said items including but not limited to buyouts of the contracts and leases and termination fees associated therewith as applicable.
11. Expiration of Offer.
     This offer for Products in this Addendum will expire if not executed by the Client and returned to JHA within sixty (60) days from the date first listed above.
12. Fees.
     Client guarantees payment of all the above fees to JHA, together with reimbursement of sales/use taxes (if any), and all JHA actual out-of-pocket expenses including, but not limited to travel, lodging, meals, telephone, postage, and shipping costs. The Monthly and Install Fees for Additional Services starts when Additional Services are installed. The initial Monthly Fee will be prorated from the start date through the end of the month of installation.
13. Entire Agreement.
     This Addendum and said Agreement shall be governed by the laws of Missouri, and contain the entire agreement between the parties with respect to the transactions contained herein, and they may be modified or changed only by a written instrument signed by all parties hereto. This Addendum term shall be coterminous with said Agreement.
14. Conflicts.
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     If there is any conflict between the terms of said Agreement and this Addendum, this Addendum shall prevail.
15. Client’s Assurances.
     Client covenants to JHA as follows:
     a. Said Additional Services will be used only to process Client’s own data, and for no other use or purpose.
     b. Client has and will treat all intellectual property, software and documentation of JHA and provided for in said Agreement and this Addendum, with absolute confidentiality.
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